UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2016

SITO MOBILE, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301

(Address of principal executive offices) (Zip Code)

(201) 275-0555

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 18, 2016, the Board of Directors (the “Board”) of SITO Mobile, Ltd. (the “Company”) appointed Mr. Richard O’Connell, Jr. as a member of the Board, the Audit Committee and the Governance and Nominating Committee. In addition, Mr. O’Connell was appointed as the Chair of the Compensation Committee (together with the Audit Committee and the Governance and Nominating Committee, the “Board Committees”).

Mr. O’Connell, age 58, has, since 2010, served as the Chief Financial Officer and Chief Credit Officer of Emergent Capital, Inc., a NYSE-listed specialty-finance business that primarily invests in life settlements. From 2006 until 2009 Mr. O’Connell served as the Chief Financial Officer of RapidAdvance, LLC, and from 2002 until 2005 he served as the Chief Operating Officer of Insurent Agency Corporation. From 2000 until 2001, Mr. O'Connell acted as Securitization Consultant to the Industrial Bank of Japan, and from 1999 until 2000, he served as President of Telomere Capital, LLC. From 1988 until 1998, Mr. O’Connell served in various senior capacities at Enhance Financial Services and its subsidiary, Singer Asset Finance Company, including Chief Operating Officer and President of Singer Asset Finance and Senior Vice President and Treasurer of Enhance Financial Services. Mr. O’Connell received a B.A. from Franklin and Marshall College and an M.B.A. from Rutgers University Graduate School of Management.

The Board has concluded that Mr. O’Connell is qualified to serve as a member of the Board and the Board Committees because of his past experience as Chief Operating Officer and Chief Financial Officer of various finance companies.

For his services as a member of the Board and the Board Committees Mr. O’Connell shall receive (i) an annual cash payment of $30,000, payable quarterly, (ii) a grant of five year options to purchase 20,000 shares of common stock which options vested immediately upon grant and shall expire upon the earlier of the scheduled expiration date or three months after the cessation of service, whichever is sooner and (iii) $250 per Board or Board Committee meeting which Mr. O’Connell attends. In addition, as Chair of the Compensation Committee, Mr. O’Connell shall receive a grant of options to purchase 5,000 shares of common stock.

There are no understandings or arrangements between Mr. O’Connell and any other person pursuant to which Mr. O’Connell was appointed as a member of the Board and the Board Committees.

There is no family relationship between Mr. O’Connell and any of our other officers and directors.

Mr. O’Connell was appointed to fill the vacancy on the Board created by the expiration of the term of Philip B. Livingston who did not stand for re-election at the annual meeting of shareholders held on February 18, 2016.

Item 5.07	Submission of Matters to a Vote of Security Holders

On February 18, 2016, the Company held its Annual Meeting of Stockholders (the “Annual Meeting”). A total of 11,916,939 shares of common stock, constituting a quorum, were represented in person or by valid proxies at the Annual Meeting. The final results for each of the matters submitted to a vote of stockholders at the Annual Meeting, as set forth in the Definitive Proxy Statement, filed with the SEC on January 19, 2016, are as follows:

Proposal 1. At the Annual Meeting, the terms of all six (6) members of the Board expired.  Philip B. Livingston did not run for re-election. All of the five (5) nominees for director were elected to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death. The result of the votes to elect the five (5) directors was as follows:

Directors	For	Withheld	Broker Non-Votes
Jerry Hug	8,244,395	32,792	3,639,752
Betsy J. Bernard	8,247,671	29,516	3,639,752
Jonathan E. Sandelman	7,910,478	366,709	3,639,752
Peter D. Holden	8,171,932	105,255	3,639,752
Joseph A. Beatty	8,247,671	29,516	3,639,752

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Proposal 2. An amendment to the Company’s Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of common stock from 300,000,000 to 100,000,000 was ratified and approved by the stockholders by the votes set forth in the table below:

For	Against	Abstain
11,881,223	31,166	4,550

Proposal 3. The compensation of the Company’s named executive officers was approved, on an advisory basis, by the stockholders by the votes set forth in the table below:

For	Against	Abstain	Broker Non-Vote
7,482,962	63,336	730,889	3,639,752

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2016

SITO MOBILE, LTD.

By:	/s/ Jerry Hug
Name:	Jerry Hug
Title:	Chief Executive Officer

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